Exhibit 10.21

MASTER NETTING, SETOFF, CREDIT AND SECURITY AGREEMENT
BETWEEN
NOVA BIOFUELS OKLAHOMA LLC
AND
CONAGRA TRADE GROUP, INC.

THIS MASTER NETTING, SETOFF, CREDIT AND SECURITY AGREEMENT (the “Master Agreement”) is made effective as of July 26, 2006, by and between NOVA BIOFUELS OKLAHOMA LLC, a Delaware limited liability company (“Nova”), and CONAGRA TRADE GROUP, INC., a Delaware corporation (“CTG”).

RECITALS:

A.            Nova and CTG are parties to a certain Feedstock Agreement (“Feedstock Agreement”) and a certain Biodiesel Sale and Purchase Agreement (“Biodiesel Agreement”), each of even date herewith (collectively, the “Supply Agreements”).

B.            The Supply Agreements require each party to make payment to, and to perform various supply and other obligations for, the other party.

C.            Each party desires to have the right to setoff, net, liquidate and terminate the transactions under the Supply Agreements in accordance with the terms hereof, and this Master Agreement is entered into in reliance on the parties’ agreement that this Master Agreement, the Supply Agreements, and the transactions thereunder form a single integrated agreement.

D.            The parties further desire to set forth and establish certain credit and security obligations required in connection with the Supply Agreements.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants set forth herein, CTG and Nova mutually agree as follows:

1.             Definitions.  Except as defined herein or on Exhibit 1, all capitalized terms shall have the meanings given to them in the Supply Agreements.

2.             Netting of Payments.  Any amounts as to which a party has tendered an invoice to the other pursuant to the Supply Agreements shall be due and payable on the 15th day of the month of Delivery (for Deliveries occurring during days 1-13 of such month) and on the second day of the month following the month of Delivery (for Deliveries taking place after the 13th day of the prior month) (each a “Payment Date”).

At least two (2) business days before each Payment Date, CTG shall provide Nova with a netting statement that identifies the parties’ respective purchase and payment obligations under the Supply Agreements during the applicable payment period, and the difference (the “Net Settlement”) that results by netting the total amount each party owes to the other party.  Nova shall notify CTG within one (1) business day of receiving said netting statement of any revisions it requests be made to such netting statement; provided, however, that Nova’s failure to request any revisions or correction to a netting statement shall not be construed as a waiver of any right to dispute same.  The Net Settlement shall be paid by the party owing the greater amount.  Payment shall be made via wire transfer of immediately available funds to the other party on the Payment Date.

If any portion of the Net Settlement remains subject to dispute as of a Payment Date, the disputed amount shall nonetheless be paid and then resolved pursuant to the terms of the applicable Supply Agreement.  Any refund or additional amounts owed shall be promptly paid upon resolution of the dispute.

If the Payment Date falls on a Saturday or bank holiday other than a Monday, payment shall be made on the preceding banking day.  If the Payment Date falls on a Sunday or Monday bank holiday, payment shall be made on the succeeding banking day.

3.             Credit and Security Requirements.

3.1           Initial Letters of Credit.

3.1.1        Startup L/C.  Should Nova elect not to pay cash in advance for the Startup Inventory, Nova shall, at the time it places orders for the Startup Inventory, provide CTG with a Letter of Credit (the “Startup L/C”) in an amount equal to the then-current market value of the Startup Inventory.  If provided, the Startup L/C shall remain in effect until payment has been received on the entire Startup Inventory.

3.1.2        Standby L/C.  Nova shall provide CTG with a Letter of Credit (the “Standby L/C” in the amount of $[*] at the time payment is made for the Startup Inventory.  It is understood that an additional $[*] L/C would be needed to cover forward contracts extending 91-180 days from confirmation.  The Standby L/C shall remain in effect during the term of this Agreement; however every two (2) years the parties shall meet and review Nova’s credit history with CTG and consider in good faith the possibility of (a) reducing the value of, or (b) eliminating, the Standby L/C.

3.1.3        Terms; Combined L/C.  The Startup L/C, if any, and the Standby L/C shall each allow payment thereunder by presentation of a letter signed by a senior officer of CTG to the issuing bank which certifies (i) that Nova has failed to make payment in accordance with Section 2, and (ii) the amount of such non-payment that is due and owing.  The Standby L/C shall be immediately restored to $[*] if any such payments are made thereunder.  The Startup L/C (if any) and the Standby L/C may, at Nova’s option, be combined into a single Letter of Credit that satisfies the requirements of this Section and Sections 3.1.1 and 3.1.2.

*       Portions omitted pursuant to a request for confidential treatment and filed seperately with the Securities and Exchange Commission

3.2           Credit Requirements.  If at any time and from time to time during the Initial Term or Renewal Term (and notwithstanding whether or not an event of default has occurred under the Supply Agreements) a party’s (the “Secured Party”) Exposure, as determined by the Valuation Agent, exceeds the Threshold Amount applicable to the other party (the “Pledgor”) then a “Delivery Amount” shall be deemed to exist.  Upon receipt of written notice of the existence of an Exposure, which notice shall include documentation in support of the Exposure calculation, the Pledgor shall deliver Margin to the Secured Party in an amount equal to the Delivery Amount, subject to the Margin rounding provisions in Section 3.3 of this Master

Agreement.  Such Delivery Amount shall be due by 5:00 p.m. on the business day following the Pledgor’s receipt of the Secured Party’s request for such Delivery Amount if such request is received by 12:00 p.m.  If such request is received after 12:00 p.m., then such Delivery Amount shall be due by 5:00 p.m. on the second business day following the Pledgor’s receipt of such demand.

At any time before payment of the Delivery Amount is due, the Pledgor may notify the Valuation Agent of any disputed amounts in the Exposure calculation.  Pledgor shall in any event timely pay, in accordance with the preceding paragraph, the entire Delivery Amount, subject to adjustment for any amounts disputed by Pledgor and accepted by the Valuation Agent.  Any amounts that remain in dispute shall, within twenty four (24) hours after the Pledgor’s dispute notice, be resolved between the parties in good faith using independent, third-party prices as follows:

•              three (3) such prices will be presented by CTG when available, and the middle such price will be used; or

•              if only two (2) such prices are available, the average of those prices will be used.

On any business day (but no more frequently than weekly with respect to any Letter of Credit or daily with respect to cash), the Pledgor, at its sole cost, may request that the amount of Margin held by the Secured Party be reduced by the amount (the “Return Amount”) by which the Margin previously delivered by the Pledgor exceeds (i) the amount corresponding to the Secured Party’s Exposure (as determined by the Valuation Agent but subject to correction as provided in the foregoing provisions of this Section 3.2), minus (ii) the Pledgor’s Threshold Amount.  Any Return Amount shall:  (i) be rounded as provided herein, and (ii) be delivered to the Pledgor within two (2) business days of the Pledgor’s request therefor.

3.3           Rounding.  Any Delivery Amount shall be rounded upwards to the next whole multiple of $10,000 and any Return Amount shall be rounded downward to the next whole multiple of $10,000 unless the Return Amount is zero or less, in which case the Return Amount shall be rounded to zero.

3.4           Security Interest.  Each party, as the Pledgor, hereby pledges and grants to the other party, as the Secured Party, as security for its obligations under this Master Agreement, a first priority continuing security interest in all Margin transferred to or received by the Secured Party hereunder (collectively, the “Posted Margin”).  Upon the transfer by the Secured Party to the Pledgor of any Posted Margin, the security interest granted hereunder in that amount of Posted Margin will be released immediately and, to the extent possible, without any further action by either party.  Upon demand made by the Secured Party, the Pledgor shall execute, deliver, file and record a financing statement and take any other action that may be reasonably necessary or desirable and reasonably requested by the Secured Party to create, preserve, perfect or validate any security interest granted hereunder, to enable the Secured Party to exercise or enforce its rights hereunder with respect to Posted Margin or to effect or document a release of a security interest in Posted Margin.  The Pledgor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Margin transferred by the Pledgor or that could adversely affect the security interest granted by it hereunder.

The Secured Party will exercise reasonable care to assure the safe custody of all Posted Margin, exercising at least the same degree of care as it would exercise with respect to its own property.  Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Margin, including, without limitation, any duty to collect any distributions, or to enforce or preserve any rights pertaining thereto.  The Secured Party will be entitled to hold Posted Margin or, at its option, to appoint a custodian to hold such Posted Margin on its behalf, subject to the following conditions:  (i) the Secured Party is not a defaulting party, (ii) Margin is held only in the continental United States, and (iii) the long-term unsubordinated unsecured debt of the custodian is rated at least “A” by S&P or at least “A2” by Moody’s.  The Secured Party will be liable for the acts or omissions of its custodian to the same extent that the Secured Party would be liable hereunder for its own acts or omissions.

3.5           Representations, Warranties and Covenants.  Each of Nova and CTG represent, warrant and covenant to the other that:

(a)           Except as set forth in Section 3.4, it has not assigned, transferred, created or permitted to exist any lien or other encumbrance on, or otherwise disposed of, or purported to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of, the Posted Margin or any of its rights to any amounts that may be owed to it under the Supply Agreements, to any third party, and covenants that, so long as this Master Agreement is in effect, it will not assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of or purport to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of, the Posted Margin or any of its rights to any amounts that may be owed to it under the Supply Agreements, to any third party;

(b)           It is not relying upon any representations of the other party other than those expressly set forth in this Master Agreement, the Supply Agreements or any confirmation issued pursuant thereto;

(c)           It has entered into this Master Agreement with a full understanding of the material terms and risks of the same, and it is capable of assuming those risks.

3.6           Interest on Margin.  Assuming no event of default has occurred as set forth in Section 4.1 with respect to the Pledgor, and to the extent a Delivery Amount would not be created or increased as a result of such payment, the Secured Party will transfer to the Pledgor, by no later than the tenth (10th) day of each month, the interest amount, calculated at LIBOR, attributable to any cash Margin posted by the Pledgor during the time such Margin is held by the Secured Party during the previous month, as calculated by the Valuation Agent.  Any such interest amount or portion thereof which is not transferred to the Pledgor pursuant to this Section 3.6 will constitute Posted Margin and will be subject to the security interest granted under Section 3.4 of this Master Agreement.

4.             Close-out/Remedies/Settlement.

4.1           Right to Close-Out Transactions/Remedies.

Upon the occurrence of an event of default or termination event as set forth in Sections 8.2 or 8.3 of the Feedstock Agreement or Sections 12.2 or 12.3 of the Biodiesel Agreement (and after the expiration of any cure periods therein, as applicable), or upon a default of any obligation under this Master Agreement, the non-defaulting party shall immediately have the right to close out (i.e. accelerate, terminate, liquidate and cancel) all (but not less than all) the transactions under the Supply Agreements, other than those which are commercially impracticable or illegal to terminate, by providing written notice to the defaulting party, except that no notice shall be required for the close-out of any transaction that has been closed out by its own terms prior to the delivery of such notice.

If an above-described event of default or termination event under a Supply Agreement shall continue following expiration of an applicable cure period, the non-defaulting party shall have the right to: (i) withhold any payments and/or suspend performance for transactions under the Supply Agreements, provided, however, that the right to suspend payment and/or performance under transactions shall be limited to a single fourteen (14) day period, unless the non-defaulting party has provided notice to the defaulting party specifying an early termination date (in which event suspension of payment and performance may continue until such date); (ii) exercise rights of setoff, netting, recoupment and otherwise pursuant to the terms of this Master Agreement; (iii) retain, draw on, liquidate and apply any Margin delivered by the defaulting party against amounts owed to the non-defaulting party; and (iv) give notice to the defaulting party specifying the relevant event of default and that the non-defaulting party is exercising its rights pursuant to this Master Agreement by declaring the defaulting party in default under the Supply Agreements and all transactions thereunder, and designating a day, no earlier than the day such notice is effective and no later than twenty (20) days after such notice is effective, as the close-out date for all such transactions.  The non-defaulting party’s exercise of rights pursuant to the terms hereof shall be without prejudice to any other or further exercise of rights or remedies which the non-defaulting party may possess, including, but not limited to, maintaining an action for breach of contract.

4.2           Determination and Settlement of Settlement Amounts.

As of the close-out date specified by the non-defaulting party: (i) all the transactions under the Supply Agreements shall be closed out (or, to the extent that in the commercially reasonable judgment of the non-defaulting party it is commercially impractical or illegal to close out certain of such transactions, such transactions shall instead be closed out on the date or dates determined by the non-defaulting party occurring as soon after the close-out date as is reasonably practicable), subject to the rights of setoff, recoupment, and otherwise as may be provided for herein or at law; provided, however, that if an obligation is unascertainable, the non-defaulting party may, acting in a commercially reasonable manner, estimate the amount of such obligation and setoff or recoup in respect of the estimate, subject to accounting to the defaulting party when the obligation is ascertained; and (ii) the non-defaulting party shall calculate the Settlement Amount for each terminated transaction or group of terminated transactions and determine the Settlement Amount with respect to each of the Supply Agreements.

Promptly after determination of the Final Net Settlement Amount, the non-defaulting party shall determine the single amount (if any) payable by one party hereunder and provide the defaulting party with a statement showing (in commercially reasonable detail) the calculation of the Final Net Settlement Amount.  The Final Net Settlement Amount shall be payable by the party from whom such payment is due on the second (2nd) business day after which the statement is provided by the non-defaulting party.  If all or any portion of the Final Net Settlement Amount is not paid on or before such date, then the unpaid amount shall bear interest at a rate equal to LIBOR plus 2% per annum.

4.3           Setoff.  In the event the Final Net Settlement Amount is payable to the defaulting party, the non-defaulting party may, at its option and without prior notice to the defaulting party, set off the Final Net Settlement Amount or any part thereof against any payment obligation of, as well as other amounts (whether for Claims or otherwise) that are reasonably quantifiable and owed by, the defaulting party under any agreements, instruments or undertakings by the parties including, but not limited to, any amounts owing under the Supply Agreements.  This right of setoff shall be without prejudice and in addition to any right of setoff, combination of accounts, lien, charge or other right to which the non-defaulting party is at any time otherwise entitled (whether by operation of law, by contract or otherwise).  If an amount is unascertained, the non-defaulting party may reasonably estimate the amount to be setoff.

4.4           Termination Due to Force Majeure.  The close-out rights available to the non-defaulting party under Sections 4.1 and 4.2 shall also be available to the party that terminates either of the Supply Agreements due to Force Majeure.

5.             Miscellaneous.

5.1           Term.  This Master Agreement shall continue in effect until the Supply Agreements have been terminated and all amounts owing thereunder shall have been fully and indefeasibly paid.

5.2           Assignment.  Neither party may assign this Master Agreement in whole or in part or any of its rights or obligations hereunder, without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed.

5.3           Notices.  Any written notices required hereunder shall be given in accordance with the terms of the Supply Agreements.

5.4           Inurement.  This Master Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

5.5           Entire Agreement.  This Master Agreement and the Supply Agreements (including Confirmed Orders issued pursuant thereto), constitute the entire agreement between the parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.  In the event of any conflict between the terms of this Master Agreement and either of the Supply Agreements, this Master Agreement shall govern.

5.6           Governing Law; Venue.  This Master Agreement will be interpreted, construed and enforced in accordance with the procedures, substantive and other laws of the State of Oklahoma without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the parties is now or may do business in or become a resident of a different state.  Subject to the dispute resolution provisions in the Supply Agreements, all disputes arising out of this Master Agreement shall be resolved exclusively by state or federal courts located in Oklahoma, and each of the parties waives any objection that it may have to the bringing of an action in any such court.

5.7           Cumulative Remedies.  Unless otherwise specifically provided in this Master Agreement, the rights, powers and remedies of each of the parties provided in this Master Agreement are cumulative and the exercise of any right, power or remedy under this Master Agreement does not affect any other right, power or remedy that may be available to either party under this Master Agreement, the Supply Agreements, or otherwise at law or in equity.

5.8           No Partnership.  This Master Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the parties.

5.9           Counterparts.  This Master Agreement may be executed in any number of counterparts with the same effect as if Nova and CTG had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.

5.10         Waiver.  No delay or omission in the exercise of any right, power or remedy hereunder shall impair such right, power or remedy or be construed to be a waiver of any default or acquiescence therein.

5.11         Time.  Except for purposes of determining LIBOR, all times described herein will be local time in Omaha, Nebraska.

IN WITNESS WHEREOF, the parties have each executed this Master Agreement on the date first above written.

NOVA BIOFUELS OKLAHOMA LLC, a Delaware limited liability company		CONAGRA TRADE GROUP, INC., a Delaware corporation

By:	Kenneth T. Hern	By:	M.P. Hygin
Its:	CEO	Its:	Executive Vice President

EXHIBIT 1

DEFINITIONS

For purposes of this Master Agreement:

“Exposure” means an amount equal to the amount that would result from closing-out each then-existing transaction for the purchase or sale of biodiesel or feedstock under the Supply Agreements and calculating the Gain or Loss, if any, for each such transaction, and aggregating or netting such amounts, without duplication, against any or all other amounts owing under the Supply Agreements to a single liquidated settlement payment; provided that the Exposure shall be deemed to be zero whenever the above calculation yields a number less than zero.

 “Final Net Settlement Amount” means the sum of the Settlement Amounts, provided that (i) in the event the sum of the Settlement Amounts is positive, it shall be reduced by any amount received by the non-defaulting party (if any) to the extent the non-defaulting party shall exercise its rights to apply Margin delivered by the defaulting party; or (ii) in the event the sum of the Settlement Amounts is negative, it shall be added to the value of any Margin held by the non-defaulting party.  If the Final Net Settlement Amount is a positive amount, then such amount shall be owed by the defaulting party to the non-defaulting party; and if the Final Net Settlement Amount is a negative amount, then the absolute value of such amount shall be owed by the non-defaulting party to the defaulting party, subject to the rights of the non-defaulting party to setoff, recoup, withhold or suspend payment as set forth in this Master Agreement or at law.

“Gains” means, with respect to any transaction or group of transactions, an amount determined by the non-defaulting party in a commercially reasonable manner and expressed as a negative number equal to the present value as of the close-out date (discounted at the rate determined in a commercially reasonable manner by the non-defaulting party for the period between the close-out date and the date on which amounts under the transaction or group of transactions would have otherwise been due as determined by the non-defaulting party in any commercially reasonable manner, if appropriate) of the economic benefit (exclusive of costs and expenses) to the non-defaulting party, if any, resulting from the termination of such transaction or group of transactions pursuant to this Master Agreement.  Nothing herein shall require the non-defaulting party to enter into a replacement transaction in order to determine its Gains.

“Letter of Credit” means an irrevocable, non-transferable standby letter of credit, issued by a major U.S. commercial bank, and in a form, reasonably acceptable to the Secured Party.

“LIBOR” means the per annum rate of interest equal to the London Interbank Offered Rate for overnight deposits at 11:00 a.m. (London time), from time to time in effect, as reported on Telerate.

 “Losses” means, with respect to any transaction or group of transactions, an amount determined by the non-defaulting party in a commercially reasonable manner and expressed as a positive number equal to the present value as of the close-out date (discounted at the rate determined in a commercially reasonable manner by the non-defaulting party for the period between the close-out date and the date on which amounts under the transaction or group of transactions would have otherwise been due as determined by the non-defaulting party in any commercially reasonable manner, if appropriate) of the economic loss (exclusive of costs and expenses), to the non-defaulting party, if any, resulting from the termination of such transaction or group of transactions pursuant to this Master Agreement.  Nothing herein shall require the non-defaulting party to enter into a replacement transaction in order to determine its Losses.

“Margin” means:

(i)            With respect to CTG:  (a) cash, or (b) Letter of Credit; and

(ii)           With respect to Nova:  (a) cash, or (b) Letter of Credit (excluding the Startup L/C and the Standby L/C).

“Settlement Amount” means, with respect to a terminated transaction or group of terminated transactions: (i) the sum of (a) “Losses” or “Gains,” as applicable, plus (b) without duplication of any amounts included in the foregoing, reasonable costs and expenses incurred by the non-defaulting party directly related to the administration of such terminated transaction or group of terminated transactions; plus (c) without duplication of any amounts included in the foregoing, any unpaid amounts owed by the defaulting party to the non-defaulting party with respect to such terminated transaction or group of terminated transactions less (ii) without duplication of any amounts included in the foregoing, any unpaid amounts owed by the non-defaulting party to the defaulting party with respect to such terminated transaction or group of terminated transactions.  Each Settlement Amount may be either a positive amount (if owed to the non-defaulting party) or a negative amount (if owed to the defaulting party).

  “Startup Inventory” means the amount of Feedstock that would normally be needed during the first ten (10) days of the Startup Period.

“Threshold Amount” means:

(i)            With respect to CTG, $10,000,000; and

(ii)           With respect to Nova, $0,

provided, however, that if an event of default has occurred and is continuing with respect to a party, then such party’s Threshold Amount shall be $0; provided, further, that CTG and Nova shall meet every two (2) years to review and evaluate Nova’s credit history and to negotiate in good faith any adjustment to Nova’s Threshold Amount.

“Valuation Agent” means CTG or, if an event of default has occurred and is continuing with respect to CTG, Nova or a mutually-agreed third party.